Exhibit 99.1

For Immediate Release

Editorial Contact:
David Dunlap, CFO
Socket Communications
510/744-2735
dave@socketcom.com

Socket Communications Completes Private Placement Equity Financing of $1 Million

NEWARK, CA, October 7, 2002 - Socket Communications Inc. (Nasdaq: SCKT; Pacific Stock Exchange SOK), the Mobile Connection Company, today announced completion of a private placement equity financing of $1.0 million. Net proceeds from the financing after estimated costs and expenses are approximately $0.85 million.

The investment resulted in the issuance of Series E redeemable preferred stock. The preferred stock is expected to be converted into shares of Socket Communications common stock or redeemed for cash in fifteen monthly installments commencing January 31, 2003. Shares will be convertible into common stock at a price of $0.87 per share if the market price of the Company's common stock at the time of conversion is 125% or more of the conversion price. Otherwise, the Company may, at its option, redeem the preferred shares for cash or issue additional shares in accordance with formulas in the financing agreement. The Company also issued a five-year warrant to purchase 250,000 additional common shares at a price of $0.957 per share. Proceeds from this private placement equity financing will be used for working capital purposes as the Company continues to roll out its broad range of connection products for Pocket PCs and other handheld devices.

"We elected to raise capital at this time to improve our working capital balances as we expand Socket's worldwide distribution channels and continue to extend our line of mobile connection products," said David Dunlap, Socket's Chief Financial Officer. "The capital will help us finance inventory and receivables growth resulting from these expansion activities, including the recently completed placement of our connectivity products with Office Depot."

About Socket

Socket Communications, Inc., the Mobile Connection Company, provides the broadest range of connection products for Windows-powered handheld computers, including Bluetooth cards, wireless LAN cards, digital phone cards, 56K modem cards, and Ethernet cards. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. Socket Mobility Friendly products lead the market with the smallest footprint and most Battery Friendly power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Socket Empowering Mobility Program and Mobility Friendly are trademarks of Socket Communications, Inc. All other product and company names herein may be trademarks of their respective owners. 2002, Socket Communications, Inc. All rights reserved.